Assured Guaranty Ltd. Reports Results for Fourth Quarter 2018 and Full Year 2018

•
Gross written premiums were $96 million in fourth quarter 2018, bringing FY 2018 gross written premiums to $612 million. PVP[1] was $96 million in fourth quarter 2018, bringing FY 2018 PVP to $663 million. For FY 2018, gross written premiums and PVP were the highest reported in the last 10 years.

•	Shareholders' equity per share, non-GAAP operating shareholders' equity[1] per share and non-GAAP adjusted book value[1] per share reached new records at $63.23, $61.17 and $86.06, respectively.

•	Net income was $88 million, or $0.83 per share, for fourth quarter 2018 and $521 million, or $4.68 per share, for FY 2018.

•	Non-GAAP operating income[1] was $92 million, or $0.87 per share, for fourth quarter 2018, and $482 million, or $4.34 per share, for FY 2018.

•
Share repurchases totaled $120 million, or 3.0 million shares, in fourth quarter 2018, for a total of $500 million, or 13.2 million shares, in FY 2018. On February 27, 2019, the Board of Directors authorized an additional $300 million in share repurchases.

Hamilton, Bermuda, February 28, 2019 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2018 (fourth quarter 2018) and the year ended December 31, 2018 (FY 2018).

“Assured Guaranty continued to be the leading financial guarantor in 2018, successfully executing on its strategic priorities while maintaining its strong financial position and creating more shareholder value,” said Dominic Frederico, President and CEO. “By writing new business in all of our financial guaranty markets - U.S. public finance, international infrastructure finance and structured finance - and additionally reinsuring the preponderance of a legacy guarantor’s insured portfolio, we drove a 129% year-over-year increase in PVP to bring our new business production to a level not seen since 2008.”

1 Please see “Explanation of Non-GAAP Financial Measures.” When a financial measure is described as "operating," it is a non-GAAP financial measure.

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$88	$52	$521	$730
Non-GAAP operating income (1)	92	91	482	661
Gain (loss) related to the effect of consolidating financial guaranty variable interest entities (FG VIE consolidation) included in non-GAAP operating income	(3)	2	(4)	11

Net income per diluted share	$0.83	$0.44	$4.68	$5.96
Non-GAAP operating income (1) per diluted share	0.87	0.77	4.34	5.41
Gain (loss) related to FG VIE consolidation included in non-GAAP operating income per diluted share	(0.02)	0.02	(0.03)	0.10

Weighted average diluted shares	106.4	118.9	111.3	122.3

Gross written premiums (GWP)	$96	$72	$612	$307
Present value of new business production (PVP) (1)	96	77	663	289
Gross par written	4,850	4,776	24,624	18,024

	As of
	December 31, 2018		December 31, 2017
	Amount	Per Share	Amount	Per Share
Shareholders' equity	$6,555	$63.23	$6,839	$58.95
Non-GAAP operating shareholders' equity (1)	6,342	61.17	6,521	56.20
Non-GAAP adjusted book value (1)	8,922	86.06	9,020	77.74
Gain (loss) related to FG VIE consolidation included in non-GAAP operating shareholders' equity	3	0.03	5	0.03
Gain (loss) related to FG VIE consolidation included in non-GAAP adjusted book value	(15)	(0.15)	(14)	(0.12)

Common shares outstanding	103.7		116.0
________________________________________________

(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Fourth Quarter Results

GAAP Financial Information

Net income for fourth quarter 2018 was $88 million, compared with net income of $52 million for the three-month period ended December 31, 2017 (fourth quarter 2017). Net income increased, mainly due to a lower effective tax rate, lower loss and loss adjustment expenses (LAE) and higher fair value gains on committed capital securities (CCS), offset in part by lower premium accelerations and foreign exchange losses in fourth quarter 2018.

The effective tax rate was 12.8% for fourth quarter 2018, compared with 66.6% for fourth quarter 2017. The lower effective tax rate in fourth quarter 2018 was primarily due to a lower statutory corporate tax rate in United States (U.S.) jurisdictions compared with fourth quarter 2017, and a provisional expense of $61 million attributable to the estimated effect of tax reform under the 2017 Tax Cuts and Jobs Act (the Tax Act) recorded in fourth quarter 2017. The effective tax rate fluctuates from period to period based on the proportion of income in different tax jurisdictions.

Loss and LAE was $21 million in fourth quarter 2018, compared with $34 million in fourth quarter 2017. The loss and LAE in both periods was primarily related to Puerto Rico exposures. The loss and LAE in fourth quarter 2017 was partially offset by a gain on the settlement of a breach of representations and warranties (R&W) claim.

Fair value gains on CCS were $17 million in fourth quarter 2018, compared with $2 million in fourth quarter 2017. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Net earned premiums in fourth quarter 2018 were $125 million, compared with $178 million in fourth quarter 2017. The decline was due to reduced refunding activity.

Foreign exchange gains and losses primarily relate to premiums receivable, driven by changes in the exchange rate of the British pound sterling relative to the U.S. dollar. Fourth quarter 2018 foreign exchange losses were $15 million, compared with gains of $8 million in fourth quarter 2017.

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	December 31,
	2018	2017
Revenues:
Net earned premiums	$125	$178
Net investment income	100	96
Net realized investment gains (losses)	(18)	(14)
Net change in fair value of credit derivatives	9	5
Fair value gains (losses) on FG VIEs	3	5
Other income (loss)	(5)	11
Total revenues	214	281

Expenses:
Loss and LAE	21	34
Amortization of deferred acquisition costs	4	6
Interest expense	23	24
Other operating expenses	65	61
Total expenses	113	125

Income (loss) before income taxes	101	156
Provision (benefit) for income taxes	13	104
Net income (loss)	$88	$52

Economic Loss Development

Net economic loss development in fourth quarter 2018 included a benefit of $17 million related to U.S. residential mortgage-backed securities (RMBS) as a result of improved performance of the underlying collateral. This was offset by increased loss and LAE for certain Puerto Rico and other structured finance exposures. The economic development attributable to changes in discount rates was a benefit of $2 million for fourth quarter 2018.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2018	Economic Loss Development/ (Benefit)	Losses (Paid)/ Recovered	Net Expected Loss to be Paid (Recovered) as of December 31, 2018

Public finance	$870	$6	$(12)	$864
U.S. RMBS	303	(17)	7	293
Other structured finance	18	11	(3)	26
Total	$1,191	$—	$(8)	$1,183
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(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production

GWP relates to both financial guaranty insurance and non-financial guaranty insurance contracts. Credit derivatives are accounted for at fair value and therefore not included in GWP. Financial guaranty GWP includes amounts collected upfront on new business written, the present value of future premiums on new business written (discounted at risk free rates), as well as the effects of changes in the estimated lives of transactions in the inforce book of business. Non-financial guaranty GWP is recorded as premiums are received. Non-GAAP PVP includes upfront premiums and future installments on new business that are estimated at the time of issuance, discounted at 6% for all contracts, whether in insurance or credit derivative form.

New Business Production
(in millions)

	Quarter Ended December 31,
	2018			2017
	GWP	PVP (1)	Gross Par Written	GWP	PVP (1)	Gross Par Written

Public finance - U.S.	$93	$89	$4,555	$58	$59	$4,367
Public finance - non-U.S.	4	3	96	13	8	116
Structured finance - U.S.	(1)	1	25	(4)	7	246
Structured finance - non-U.S.	—	3	174	5	3	47
Total	$96	$96	$4,850	$72	$77	$4,776
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(1)	PVP and Gross Par Written in the table above are based on "close date," when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

The increase in GWP was attributable to U.S. public finance new business production in fourth quarter 2018, which included two large transactions and higher levels of secondary market guarantees. Assured Guaranty once again guaranteed the majority of insured par issued.

Outside the U.S., the Company generated $6 million in public finance and structured finance PVP in fourth quarter 2018, including a United Kingdom social housing financing. This is the thirteenth consecutive quarter that the Company generated non-U.S. PVP.

Quarterly business activity in the international infrastructure and structured finance sectors is influenced by typically long lead times and therefore may vary from quarter to quarter.

Other Non-GAAP Financial Measures

Non-GAAP operating income was $92 million in fourth quarter 2018, compared with $91 million in fourth quarter 2017. Non-GAAP operating income increased mainly due to the effects of the Tax Act, offset in part by lower net earned premiums and higher loss expense.

Year-to-Date Results

GAAP Financial Information

Net income was $521 million for FY 2018, compared with $730 million for the year ended December 31, 2017 (FY 2017). Net income for 2017 was higher, primarily due to $402 million in after-tax gains attributable to commutations, the acquisition of MBIA UK Insurance Limited (MBIA UK) (MBIA UK Acquisition), and R&W settlements. Excluding these items, net income increased in FY 2018 compared with FY 2017 mainly due to a lower effective tax rate and lower loss and LAE, offset in part by lower net earned premiums, foreign exchange remeasurement losses, net realized investment losses and losses on the repurchase of debt.

The lower effective tax rate in FY 2018 was primarily due to a lower statutory corporate tax rate in U.S. jurisdictions compared with FY 2017, and a provisional expense of $61 million attributable to the estimated effect of tax reform under the Tax Act recorded in fourth quarter 2017.

Loss and LAE expense was $64 million in FY 2018, compared with $388 million in FY 2017. The expense in FY 2018 mainly related to an increase in loss and LAE on Puerto Rico exposures, offset in part by the reduction of loss reserves on exposure to the City of Hartford, Connecticut, and a benefit on U.S. RMBS exposures. FY 2017 loss and LAE mainly related to an increase in loss reserves on Puerto Rico exposures, offset in part by benefits attributable to litigation and R&W settlements.

Net earned premiums in FY 2018 were $548 million, compared with $690 million in FY 2017. The decline in net earned premiums was primarily due to reduced refunding activity.

Foreign exchange gains and losses primarily relate to premiums receivable, driven by changes in the exchange rate of the British pound sterling relative to the U.S. dollar. FY 2018 foreign exchange losses were $37 million, compared with gains of $60 million in FY 2017.

Net realized investment losses were $32 million in FY 2018 compared with gains of $40 million in FY 2017. Realized investments gains in FY 2017 included the gain on sale of the Zohar II 2005-1 notes exchanged in the MBIA UK Acquisition in January 2017 and other loss mitigation securities.

The loss on the repurchase of debt is related to the purchase by Assured Guaranty US Holdings Inc. of a portion of the principal amount of Assured Guaranty Municipal Holdings Inc.'s (AGMH) outstanding Junior Subordinated Debentures, and represents the difference between the amount paid to purchase AGMH's debt and the carrying value of the debt, which includes the unamortized fair value adjustments recorded upon the acquisition of AGMH in 2009. The loss was $34 million on the repurchase of $100 million of principal in FY 2018, compared with $9 million loss on the repurchase of $28 million of principal in FY 2017.

Consolidated Statements of Operations (unaudited)
(in millions)

	Year Ended
	December 31,
	2018	2017
Revenues:
Net earned premiums	$548	$690
Net investment income	398	418
Net realized investment gains (losses)	(32)	40
Net change in fair value of credit derivatives	112	111
Fair value gains (losses) on FG VIEs	14	30
Bargain purchase gain and settlement of pre-existing relationships, net	—	58
Commutation gains (losses)	(16)	328
Other income (loss)	(22)	64
Total revenues	1,002	1,739

Expenses:
Loss and LAE	64	388
Amortization of deferred acquisition costs	16	19
Interest expense	94	97
Other operating expenses	248	244
Total expenses	422	748

Income (loss) before income taxes	580	991
Provision (benefit) for income taxes	59	261
Net income (loss)	$521	$730

Economic Loss Development

The economic benefit for FY 2018 was $5 million. The economic benefit in U.S. RMBS of $69 million was due to improved performance of the underlying collateral and was partially offset by economic loss development in the U.S. public finance sector. Economic loss development in U.S. public finance was primarily attributable to Puerto Rico exposures, partially offset by a benefit recorded following the State of Connecticut's agreement to pay the debt service costs of certain bonds of the City of Hartford, including the bonds insured by the Company. The economic development attributable to changes in discount rates was a benefit of $17 million in FY 2018.

Roll Forward of Net Expected Loss to be Paid
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Net Expected Loss to be Paid on SGI Transaction as of June 1, 2018	Economic Loss Development/ (Benefit)	Losses (Paid)/ Recovered	Net Expected Loss to be Paid (Recovered) as of December 31, 2018

Public finance	$1,203	$1	$56	$(396)	$864
U.S. RMBS	73	130	(69)	159	293
Other structured finance	27	—	8	(9)	26
Total	$1,303	$131	$(5)	$(246)	$1,183

New Business Production

New Business Production
(in millions)

	Year Ended December 31,
	2018			2017
	GWP	PVP (1)	Gross Par Written	GWP	PVP (1)	Gross Par Written

Public finance - U.S.	$320	$391	$19,572	$190	$196	$15,957
Public finance - non - U.S.	115	94	3,817	105	66	1,376
Structured finance - U.S.	167	166	902	(1)	12	489
Structured finance - non-U.S.	10	12	333	13	15	202
Total	$612	$663	$24,624	$307	$289	$18,024
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(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

GWP and PVP for FY 2018 reached 10-year records due to the assumption of substantially all of the insured portfolio of Syncora Guarantee Inc. (SGI) (SGI Transaction). The average rating on all new business production was A- in both FY 2018 and FY 2017.

On a GAAP basis, the SGI Transaction generated GWP of $330 million, plus $86 million in undiscounted expected future credit derivative revenue, including transactions with $131 million in expected losses (discounted at a risk-free rate on a GAAP basis). On a non-GAAP basis, PVP was $391 million, including transactions with expected losses of $83 million (discounted at 6% consistent with the PVP discount rate). The components of GWP, PVP and gross par written generated by the SGI Transaction are presented below.

Assumed SGI Insured Portfolio
(in millions)

	GWP	PVP (1)
	Financial Guaranty	Financial Guaranty	Credit Derivatives	Total	Gross Par Written (1)
Public Finance—U.S.	$123	$118	$67	$185	$7,559
Public Finance—non-U.S.	50	38	12	50	3,345
Structured Finance—U.S.	157	156	—	156	349
Structured Finance—non-U.S.	—	—	—	—	19
Total	$330	$312	$79	$391	$11,272
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(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Excluding the assumed business from SGI, U.S. public finance PVP was 5% higher compared with that of FY 2017, despite a 22% decline in new U.S. municipal bonds issued. In FY 2018, Assured Guaranty once again guaranteed the majority of U.S. public finance insured par issued. Outside the U.S., the Company generated $44 million of public finance PVP in FY 2018, compared with $66 million in FY 2017. In 2018 this included several infrastructure finance and regulated utilities transactions, including the Company's first post-financial crisis transaction in Australia.

In addition, the Company closed insurance and reinsurance aircraft residual value insurance policies in non-U.S. structured finance new business in FY 2018 and FY 2017, which represented all of the new business in FY 2017 and the majority of new business in FY 2018. In 2018, the Company also closed transactions in the commercial real estate markets, and guaranteed a collateralized loan obligation for the first time since 2008. Structured finance transactions tend to have long lead times, causing production levels to vary significantly from period to period.

Other Non-GAAP Financial Measures

Non-GAAP operating income for FY 2018 was $482 million, compared with non-GAAP operating income for FY 2017 of $661 million. Similar to net income results, non-GAAP operating income in FY 2017 included gains related to commutation, the MBIA UK Acquisition and litigation and R&W settlements totaling $402 million, after-tax. Excluding these gains, non-GAAP operating income increased in FY 2018 compared with FY 2017, mainly due to the effects of the Tax Act and lower loss expense, offset in part by lower net earned premiums.

On a per-share basis, shareholders' equity increased due to positive income, as well as the accretive effect of the share repurchase program that has been in effect since January 2013. Non-GAAP operating shareholders' equity per share and non-GAAP adjusted book value per share also benefited from new business production and the SGI Transaction.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2018 (January 1 - March 31)	$98	2.79	$35.20
2018 (April 1 - June 30)	152	4.16	36.48
2018 (July 1 - September 30)	130	3.30	39.41
2018 (October 1 - December 31)	120	2.99	40.09
Total 2018	500	13.24	37.76

2019 (January 1 - February 28)	$48	1.20	$40.03

From January 2013 through February 28, 2019, the Company repurchased a total of 95.7 million common shares at an average price of $28.87, representing approximately 49% of the total shares outstanding at the beginning of the repurchase program in 2013. On February 27, 2019, the Board of Directors authorized the repurchase of another $300 million of common shares. As of February 28, 2019, the Company was authorized to purchase $350 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

As in the past, the Company's execution of its capital management strategy is contingent upon its available free cash and the capital position of the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2018	December 31, 2017
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,089	$10,674
Short-term investments, at fair value	729	627
Other invested assets	55	94
Total investment portfolio	10,873	11,395

Cash	104	144
Premiums receivable, net of commissions payable	904	915
Ceded unearned premium reserve	59	119
Deferred acquisition costs	105	101
Salvage and subrogation recoverable	490	572
FG VIEs’ assets, at fair value	569	700
Other assets	499	487
Total assets	$13,603	$14,433

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$3,512	$3,475
Loss and LAE reserve	1,177	1,444
Long-term debt	1,233	1,292
Credit derivative liabilities	209	271
FG VIEs’ liabilities with recourse, at fair value	517	627
FG VIEs’ liabilities without recourse, at fair value	102	130
Other liabilities	298	355
Total liabilities	7,048	7,594

Shareholders' equity
Common stock	1	1
Additional paid-in capital	86	573
Retained earnings	6,374	5,892
Accumulated other comprehensive income	93	372
Deferred equity compensation	1	1
Total shareholders' equity	6,555	6,839
Total liabilities and shareholders' equity	$13,603	$14,433

Explanation of Non-GAAP Financial Measures

To reflect the key financial measures that management analyzes in evaluating the Company’s operations and progress towards long-term goals, the Company discloses both financial measures determined in accordance with GAAP and financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

By disclosing non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to information that management and the Board of Directors review internally. The Company believes its presentation of non-GAAP financial measures, along with the effect of FG VIE consolidation, provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, the Company does not own such VIEs and its exposure is limited to its obligation under its financial guaranty insurance contract. Management and the Board of Directors use non-GAAP financial measures adjusted to remove FG VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses these core financial measures in its decision making process and in its calculation of certain components of management compensation. Wherever possible, the Company has separately disclosed the effect of FG VIE consolidation.

Many investors, analysts and financial news reporters use non-GAAP operating shareholders’ equity, adjusted to remove the effect of FG VIE consolidation, as the principal financial measure for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Many of the Company’s fixed income investors also use this measure to evaluate the Company’s capital adequacy.

Many investors, analysts and financial news reporters also use non-GAAP adjusted book value, adjusted to remove the effect of FG VIE consolidation, to evaluate AGL’s share price and as the basis of their decision to recommend, buy or sell the AGL common shares. Non-GAAP operating income adjusted for the effect of FG VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The core financial measures that the Company uses to help determine compensation are: (1) non-GAAP operating income, adjusted to remove the effect of FG VIE consolidation, (2) non-GAAP operating shareholders' equity, adjusted to remove the effect of FG VIE consolidation, (3) growth in non-GAAP adjusted book value per share, adjusted to remove the effect of FG VIE consolidation, and (4) PVP.

The following paragraphs and tables define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Non-GAAP Operating Income

Management believes that non-GAAP operating income is a useful measure because it clarifies the understanding of the underwriting results and financial condition of the Company and presents the results of operations of the Company excluding the fair value adjustments on credit derivatives and CCS that are not expected to result in economic gain or loss, as well as other adjustments described below. Management adjusts non-GAAP operating income further by removing FG VIE consolidation to arrive at its core operating income measure. Non-GAAP operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)
Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)	Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Summary Reconciliation of
GAAP Net Income to Non-GAAP Operating Income
(in millions, except per share amounts)

	Quarter Ended December 31,
	2018		2017
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss)	$88	$0.83	$52	$0.44
Less pre-tax adjustments:
Realized gains (losses) on investments	(18)	(0.17)	(14)	(0.12)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	10	0.09	(17)	(0.14)
Fair value gains (losses) on CCS	17	0.16	2	0.01
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(12)	(0.11)	8	0.07
Total pre-tax adjustments	(3)	(0.03)	(21)	(0.18)
Less tax effect on pre-tax adjustments	(1)	(0.01)	(18)	(0.15)
Non-GAAP operating income	$92	$0.87	$91	$0.77

Gain (loss) related to FG VIE consolidation (net of tax provision (benefit) of $(1) and $1) included in non-GAAP operating income	$(3)	$(0.02)	$2	$0.02

	Year Ended December 31,
	2018		2017
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss)	$521	$4.68	$730	$5.96
Less pre-tax adjustments:
Realized gains (losses) on investments	(32)	(0.29)	40	0.33
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	101	0.90	43	0.35
Fair value gains (losses) on CCS	14	0.13	(2)	(0.02)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(32)	(0.29)	57	0.46
Total pre-tax adjustments	51	0.45	138	1.12
Less tax effect on pre-tax adjustments	(12)	(0.11)	(69)	(0.57)
Non-GAAP operating income	$482	$4.34	$661	$5.41

Gain (loss) related to FG VIE consolidation (net of tax provision (benefit) of $(1) and $6) included in non-GAAP operating income	$(4)	$(0.03)	$11	$0.10

Non-GAAP Operating Income Adjustments and
Effect of FG VIE Consolidation
(in millions)

	Quarter Ended December 31, 2018		Quarter Ended December 31, 2017
	Non-GAAP Operating Income Adjustments (1)	Effect of FG VIE Consolidation (2)	Non-GAAP Operating Income Adjustments (1)		Effect of FG VIE Consolidation (2)
Adjustments to revenues:
Net earned premiums	$—	$(3)	$—		$(3)
Net investment income	—	(1)	—		(1)
Net realized investment gains (losses)	(18)	—	(14)		—
Net change in fair value of credit derivatives	4	—	1		—
Fair value gains (losses) on FG VIEs	—	3	—		5
Other income (loss)	5	—	10		—
Total revenue adjustments	(9)	(1)	(3)		1
Adjustments to expenses:
Loss expense	(6)	3	18		(2)
Total expense adjustments	(6)	3	18		(2)
Pre-tax adjustments	(3)	(4)	(21)		3
Tax effect of adjustments	1	(1)	18	(3)	1
After-tax adjustments	$(4)	$(3)	$(39)		$2
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(1)	The "Non-GAAP Operating Income Adjustments" column represents the amounts recorded in the consolidated statements of operations that the Company removes to arrive at non-GAAP operating income.

(2)
The "Effect of FG VIE Consolidation" column represents the amounts included in the consolidated statements of operations and non-GAAP operating income that the Company removes to arrive at the core financial measures that management uses in certain of its compensation calculations and its decision making process.

(3)	Fourth quarter 2017 includes $26 million adjustment to tax expense related to the estimated effect of tax reform.

Non-GAAP Operating Income Adjustments and
Effect of FG VIE Consolidation
(in millions)

	Year Ended December 31, 2018		Year Ended December 31, 2017
	Non-GAAP Operating Income Adjustments (1)	Effect of FG VIE Consolidation (2)	Non-GAAP Operating Income Adjustments (1)		Effect of FG VIE Consolidation (2)
Adjustments to revenues:
Net earned premiums	$—	$(12)	$—		$(15)
Net investment income	—	(4)	—		(5)
Net realized investment gains (losses)	(32)	—	40		—
Net change in fair value of credit derivatives	92	—	86		—
Fair value gains (losses) on FG VIEs	—	14	—		30
Other income (loss)	(18)	—	55		—
Total revenue adjustments	42	(2)	181		10
Adjustments to expenses:
Loss expense	(9)	3	43		(7)
Total expense adjustments	(9)	3	43		(7)
Pre-tax adjustments	51	(5)	138		17
Tax effect of adjustments	12	(1)	69	(3)	6
After-tax adjustments	$39	$(4)	$69		$11
________________________________________________

(1)	The "Non-GAAP Operating Income Adjustments" column represents the amounts recorded in the consolidated statements of operations that the Company removes to arrive at non-GAAP operating income.

(2)
The "Effect of FG VIE Consolidation" column represents the amounts included in the consolidated statements of operations and non-GAAP operating income that the Company removes to arrive at the core financial measures that management uses in certain of its compensation calculations and its decision making process.

(3)	FY 2017 includes $26 million adjustment to tax expense related to the estimated effect of tax reform.

Non-GAAP Operating Shareholders’ Equity and Non-GAAP Adjusted Book Value

Management believes that non-GAAP operating shareholders’ equity is a useful measure because it presents the equity of the Company excluding the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss, along with other adjustments described below. Management adjusts non-GAAP operating shareholders’ equity further by removing FG VIE consolidation to arrive at its core operating shareholders' equity and core adjusted book value.

Non-GAAP operating shareholders’ equity is the basis of the calculation of non-GAAP adjusted book value (see below). Non-GAAP operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)
Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

 4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses non-GAAP adjusted book value, adjusted for FG VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in non-GAAP adjusted book value per share, adjusted for FG VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that non-GAAP adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Non-GAAP adjusted book value is non-GAAP operating shareholders’ equity, as defined above, further adjusted for the following:

1)	Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the net present value of estimated net future revenue. See below.

3)
Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in non-GAAP adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current non-GAAP adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity to
Non-GAAP Operating Shareholders' Equity and Non-GAAP Adjusted Book Value
(in millions, except per share amounts)

	As of
	December 31, 2018		December 31, 2017
	Total	Per Share	Total	Per Share
Shareholders' equity	$6,555	63.23	$6,839	58.95
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(45)	(0.44)	(146)	(1.26)
Fair value gains (losses) on CCS	74	0.72	60	0.52
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	247	2.39	487	4.20
Less taxes	(63)	(0.61)	(83)	(0.71)
Non-GAAP operating shareholders' equity	6,342	61.17	6,521	56.20
Pre-tax adjustments:
Less: Deferred acquisition costs	105	1.01	101	0.87
Plus: Net present value of estimated net future revenue	204	1.96	146	1.26
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,005	28.98	2,966	25.56
Plus taxes	(524)	(5.04)	(512)	(4.41)
Non-GAAP adjusted book value	$8,922	86.06	$9,020	77.74

Gain (loss) related to FG VIE consolidation included in non-GAAP operating shareholders' equity (net of tax provision of $1 and $2)	$3	$0.03	$5	$0.03
Gain (loss) related to FG VIE consolidation included in non-GAAP adjusted book value (net of tax benefit of $4 and $3)	$(15)	$(0.15)	$(14)	$(0.12)

Shares outstanding at the end of the period	103.7		116.0

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated revenue for contracts other than financial guaranty insurance contracts (such as non-financial guaranty insurance contracts and credit derivatives). There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from these contracts, net of reinsurance, ceding commissions and premium taxes, for contracts without expected economic losses, and is discounted at 6%. Estimated net future revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Realized Gains (Losses)) do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, discounted, in each case, at 6%. Under GAAP, financial guaranty installment premiums are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future earned or written premiums and Credit Derivative Realized Gains (Losses) may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	December 31, 2018
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$93	$4	$(1)	$—	$96
Less: Installment GWP and other GAAP adjustments (1)	25	3	(1)	—	27
Upfront GWP	68	1	—	—	69
Plus: Installment premium PVP	21	2	1	3	27
PVP	$89	$3	$1	$3	$96

	Quarter Ended
	December 31, 2017
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$58	$13	$(4)	$5	$72
Less: Installment GWP and other GAAP adjustments (1)	(2)	13	(4)	2	9
Upfront GWP	60	—	—	3	63
Plus: Installment premium PVP	(1)	8	7	—	14
PVP	$59	$8	$7	$3	$77

	Year Ended
	December 31, 2018
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$320	$115	$167	$10	$612
Less: Installment GWP and other GAAP adjustments (1)	34	75	9	1	119
Upfront GWP	286	40	158	9	493
Plus: Installment premium PVP (2)	105	54	8	3	170
PVP	$391	$94	$166	$12	$663

	Year Ended
	December 31, 2017
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$190	$105	$(1)	$13	$307
Less: Installment GWP and other GAAP adjustments (1)	(3)	103	(1)	—	99
Upfront GWP	193	2	—	13	208
Plus: Installment premium PVP	3	64	12	2	81
PVP	$196	$66	$12	$15	$289
________________________________

(1)
Includes present value of new business on installment policies, discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

(2)	Includes PVP of credit derivatives assumed in the SGI Transaction in the second quarter of 2018.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, March 1, 2019. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through May 31, 2019. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10128865. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's December 31, 2018 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 4Q 2018,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2018, and

•	“Structured Finance Transactions at December 31, 2018,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “December 31, 2018 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of non-GAAP adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates or Assured Guaranty’s loss experience; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the impact of changes in the world’s economy and credit and currency markets and in applicable laws or regulations relating to the decision of the United Kingdom to exit the European Union; the possibility that acquisitions or alternative investments made by Assured Guaranty do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risk factors identified in AGL's filings with the U.S. Securities and Exchange Commission; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 28, 2019, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com